EXHIBIT 99.1

Press release dated August 25, 2016, announcing the Employment Agreement.

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PRESS RELEASE

August 25, 2016

Simi Valley-based Airborne Wireless Network, a Nevada corporation (the "Company") is pleased to announce the appointment of airborne wireless communications pioneer Marius de Mos as its Vice Preseident of Technical Affairs and Development.

On August 19, 2016, the Company and Mr. de Mos entered into a written Employment Agreement, pursuant to which Mr. de Mos will serve as the Company's Vice President of Technical Affairs and Development.

Mr. de Mos is a pioneer of modern-day airborne in-cabin radio systems, paving the way for wireless inflight entertainment, Wi-Fi systems and the use of cellular technology in flight.

Mr. de Mos has been involved in the conceptual stages of the Company's meshed network patent. He was approached by the inventor of that patent to evaluate the concept of that patent and assist with any possible conceptual problems.

Mr. de Mos has an extensive background in worldwide telecommunications, ranging from the development and commissioning of long and short-range terrestrial systems, to satellite and cutting-edge airborne technologies. Many of these systems were installed globally and are/were owned and/or managed by local or central governments and well-known companies such as GTE, Verizon, Motorola, AT&T, UK-based Cable and Wireless and others.

Mr. de Mos' first "true aeronautical project" was the world's first wireless airborne public telephone, "Airfone." Before Airfone, transmitting radio frequencies inside of an airborne aircraft was considered "dangerous" and, "for safety's sake," was prohibited.

For more information, please contact info@airbornewirelessnetwork.com

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